Exhibit 23.1

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Advanced Cannabis Solutions, Inc. on Form S-1, whereby certain shareholders of the Company propose to sell up to 3,364,700 shares of the Company’s common stock.  Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.

Very truly yours,

New York, New York	/s/ Sichenzia Ross Friedman Ference LLP
July 24, 2014	Sichenzia Ross Friedman Ference LLP